Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 190,000,000 shares of common stock, $5.00 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

The following is a summary of the material rights of our stock and related provisions of our articles of incorporation, bylaws and the provisions of applicable law. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation (including any certificates of designation) and bylaws, which we have included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023.

Common Stock
As of December 31, 2023, 131,064,418 shares of common stock were issued and outstanding.

Voting Rights and Quorum
The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our Bylaws provide that a majority of our outstanding capital stock entitled to vote at any meeting, represented at such meeting in person or by proxy, shall constitute a quorum, and that all questions (except any question for which the manner of decision is otherwise specifically regulated by law) shall be determined by vote of the majority of the outstanding shares represented at each meeting. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Majority Voting in Uncontested Elections of Directors
In any uncontested election of directors, our Bylaws provide that a nominee will be elected if the number of votes cast “for” that nominee’s election exceed the number of votes cast “withheld” from that nominee (excluding abstentions and broker non-votes) at any meeting for the election of directors at which a quorum is present (a “Majority Vote”). Any nominee who does not receive a Majority Vote in an uncontested election is expected promptly to tender his or her resignation to the Chairman of the Board following certification of the stockholder vote. The Committee on Governance and Directors then will promptly consider any such resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will consider such recommendation and decide whether to accept or reject it no later than at the Board’s first regularly scheduled meeting following certification of the stockholder vote and the Company then will promptly publicly disclose the Board’s decision. These provisions do not apply to any director who fails to receive a Majority Vote in an election in which there are more director candidates for election than director positions to be filled.

Dividends
The holders of our common stock are entitled to such dividends as our Board of Directors may declare from time to time from legally available funds, subject to limitations under Missouri law and the preferential rights of the holders of any outstanding shares of preferred stock.

Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, in all assets remaining after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable
All of the outstanding shares of common stock are fully paid and non-assessable.

Exhibit 4.2
Listing
Our common stock is traded on the NASDAQ Global Select Market under the symbol “CBSH.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company.

Anti-Takeover Effects of Provisions of Missouri Law and Our Articles of Incorporation and Bylaws
Special Meetings of Shareholders
Under the Missouri General Business Corporation Law (“MGBCL”), a special meeting of shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws. Our bylaws provide that special meetings of Commerce shareholders may be called only by the Chairman of the Commerce Board of Directors (or any Vice-Chairman or President in the Chairman’s absence) or by a majority of the Commerce Board of Directors.

Shareholders’ Vote for Mergers and Limitation on Certain Business Combinations
Under the MGBCL, a Missouri corporation must obtain the affirmative vote of the holders of 2/3 of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation.

Our articles of incorporation contain a restriction on transactions defined as “Business Combinations,” pursuant to which no Business Combination with a Related Person may be approved or authorized without receiving (i) the affirmative vote of the holders of not less than 75% of the Company’s outstanding Voting Stock (as defined below) as well as (ii) the affirmative vote of the holders of not less than 67% of the outstanding shares of the Company’s Voting Stock held by shareholders other than the Related Person, unless one of the following three exceptions applies:
1.The “Continuing Directors” of the Company (defined to include any Director who was a member of the Board of Directors immediately prior to the time that the Related Person involved in a Business Combination became a Related Person), by a two-thirds vote, have either (a) approved in advance the acquisition of outstanding shares of Voting Stock of the corporation that caused the Related Person to become a Related Person, or (b) approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or

2.The Business Combination is solely between the Company and another corporation, 100% of the Voting Stock of which is owned directly or indirectly by the Company; or

3.The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of common stock of the Company in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the Related Person in acquiring any of its holdings of the Company’s common stock.

For these purposes:
A “Business Combination” is defined to mean (a) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition (including by mortgage or any security device) of all or any “Substantial Part” (more than 30% of fair market value) of the assets either of the Company or a subsidiary to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company or a subsidiary, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company or a subsidiary of the Company, (e) the issuance of any securities of the Company or a subsidiary to a Related Person, (f) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (g) any agreement, contract or other arrangement providing for any of such transactions.

Exhibit 4.2
A “Related Person” generally means any individual corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as in SEC rules), “Beneficially Owns” (as defined for purposes of SEC Rule 13d‑3, in each case as such rules were in effect on February 1, 1983) in the aggregate 20% or more of the outstanding Voting Stock of the Company, and any Affiliate or Associate of any such individual corporation, partnership or other person or entity.

The term “Voting Stock” means all outstanding shares of capital stock of the Company or another corporation entitled to vote generally in the election of directors and references to a proportion of shares of Voting Stock means such proportion of the votes entitled to be cast by such shares.

Board Classification
The MGBCL permits classification of a Missouri corporation’s board of directors with as equal of number in each class as possible if the corporation’s articles of incorporation or bylaws so provide. Our articles of incorporation and bylaws provide for a staggered board of directors comprised of three classes as equal in size as possible. The MGBCL permits a corporation to elect each director to a term of between one (1) and three (3) years. Our articles of incorporation and bylaws provide that directors are elected to a three (3) year term.

Removal of Directors; Vacancies
MGBCL provides that, unless the articles of incorporation or bylaws provide otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation. Our articles of incorporation provide that the entire Commerce Board of Directors may be removed at any time but only by a vote of 80% of the holders of the shares then entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of shareholders called for that purpose.

The MGBCL provides that, unless otherwise provided in the corporation’s certificate or articles of incorporation or bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders at a regular or special meeting. Our bylaws provide that any vacancy or newly created directorship shall be filled by a vote of the majority of the Commerce Board of Directors.

No Cumulative Voting
Our bylaws provide there shall be no cumulative voting for our directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common stock to elect any directors to our Board.

Limitations on Liability of Directors; Indemnification
Under the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding (including, any suit by or in the name of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors or officers, and its employees or agent, to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

Exhibit 4.2
Our bylaws provide rights of indemnification generally as set forth in the MGBCL as described above, except that the right of indemnification is limited to directors and officers.

Amendments to our Articles of Incorporation
Under the MGBCL, a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote thereon. Our articles of incorporation include a provision stating that such provision, as well as provisions of our articles of incorporation dealing with the number, term, and removal of directors, the fact that shareholders’ rights are subject to the right of the corporation to amend or repeal provisions of its Articles of Incorporation in accordance with applicable requirements, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least 75% of the outstanding shares of voting stock (and if there is a Related Person involved at the time of such amendment as described above in relation to the Business Combinations provision, such action also must be approved by vote of the holders of not less than 67% of the outstanding shares of Voting Stock held by shareholders other than the Related Person). The Commerce shareholders may otherwise amend, alter, change or repeal any provision of our articles of incorporation as provided by the MGBCL.

Amendments to our Bylaws
Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. Our articles of incorporation and bylaws authorize the Commerce Board of Directors to make, alter, amend or repeal our bylaws.

Shareholder Proposals
Our bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder’s intent to the Secretary of Commerce. Such notice must be received by the Secretary not less than 60 days nor more than 90 days in advance of such meeting. Such written notice must set forth (i) a brief description of the business to be brought before the meeting and the reasons for it, (ii) the name and address of the shareholder, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, and (v) a representation that such shareholder will appear in person or by proxy at the annual meeting. Such written notice with respect to nominations for the election of directors shall set forth (i) the name, age, business address and residential address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the nominee, and (iv) any other information about the nominee that is required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

Anti-takeover Statutes
Pursuant to our bylaws, the control shares acquisition statute in the MGBCL does not apply to Commerce. However, the MGBCL also has a statute known as a “business combination statute.” This statute restricts certain “business combinations” between a corporation and an “interested shareholder.” For this purpose, a “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. Under the MGBCL, an “interested shareholder” means any person who owns or controls twenty percent (20%) or more of the outstanding shares of the corporation’s voting stock, or who is an affiliate or associate of the corporation (as defined in the statute) and at any time within the 5-year period prior to the date in question previously owned or controlled twenty percent (20%) or more of the outstanding shares of the corporation’s voting stock.

Under the MGBCL, a corporation may not engage in a business combination with an interested shareholder for a period of five (5) years following the time that the shareholder became an “interested shareholder” other than in certain circumstances such as:

Exhibit 4.2
•a business combination approved by the corporation’s board of directors prior to the date on which the interested shareholder became an interested shareholder, or where the purchase of stock that caused the interested shareholder to become an interested shareholder was approved in advance by the corporation’s board of directors;

•a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder, or by any affiliate or associate of the interested shareholder (as defined in the statute) at a meeting called for such purpose no earlier than 5 years after the date on which the interested shareholder became an interested shareholder; or

•a business combination that satisfies certain fairness and procedural requirements prescribed in the statute.